EXHIBIT 17.1

Randal A. Kalpin
1-85 Corstate Avenue
Concord, Ontario
L4K 4Y2


Monday October 2, 2006

Stuart Turk
President and CEO
On the Go Healthcare, Inc.
1-85 Corstate Avenue
Concord, Ontario
L4K 4Y2

SUBJECT: Resignation from the Board of Directors of On the Go Healthcare, Inc.

Dear Mr. Turk:

This letter is to notify the Board that I am resigning my position as Director effective Monday October 2, 2006. I enjoyed participating in the growth and development of the Company however I have decided to pursue other opportunities at this time.

Sincerely yours,

/s/ Randal A. Kalpin
--------------------
Randal A. Kalpin
Director




Cc. Amy Trombly, Trombly Business Law

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